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                                                                                      EXHIBIT 12

                                            Pacific Telecom, Inc.
                              Computation of Ratio of Earnings to Fixed Charges
                                        (Dollar amounts in millions)

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                                    Three Months
                                       Ended
                                      March 31,             Year Ended December 31,
                                                   __________________________________________
                                        1995        1994     1993     1992     1991    1990
                                     ___________   ______   ______   ______   ______   ______
Earnings, as defined*:
Income from continuing operations
    before income taxes                 $27.1     $122.2   $ 82.9    $ 99.8   $120.4  $137.5


Add:
  Fixed charges                          14.5       48.6     59.5      63.2     67.7    49.2
  Equity losses of less than 50%
    owned persons                          -          -        -        0.9      0.5     0.7
  Minority interest                       0.2        1.0      0.6       0.1      2.0     4.0
                                        _____      _____    _____     _____    _____   _____

    Total earnings                      $41.8     $171.8   $143.0    $164.0   $190.6  $191.4
                                        _____      _____    _____     _____    _____   _____
                                        _____      _____    _____     _____    _____   _____

Fixed charges:
    Interest                            $10.0      $34.7    $44.3     $52.1    $55.0   $40.1
    Interest portion of rental expense    4.5       13.9     15.2      11.1     12.7     9.1
                                         ____       ____     ____      ____     ____    ____

    Total fixed charges                 $14.5      $48.6    $59.5     $63.2    $67.7   $49.2
                                         ____       ____     ____      ____     ____    ____
                                         ____       ____     ____      ____     ____    ____

Ratio of earnings to fixed charges        2.9        3.5      2.4       2.6      2.8     3.9
                                         ____       ____     ____      ____     ____    ____
                                         ____       ____     ____      ____     ____    ____


*  For the purpose of computing these ratios, "earnings" represents the aggregate of (a) income from continuing operations before income taxes,  (b) fixed charges, (c) equity losses of less than 50%
   owned persons and (d) minority interest.  Equity  losses of less than 50% owned persons are added to income from continuing operations before income taxes since the Company does not guarantee the debt  of  such persons.  "Fixed  Charges"  consist  of  interest  charges and an estimated amount representing the interest portion of rental expense.
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